Information Architects Completes the Acquisition of Tiosam.com

July 25, 2006 9:00 AM ET

Information Architects (OTCBB: IACH), a leader in online information solutions, today announced that they have completed the acquisition of TioSam.com (www.tiosam.com). Details of the acquisitions have not been released.

Intent to acquire Tiosam was announced on June 13, 2006. This acquisition will provide Information Architects with the infrastructure and portal required for extending products and services to the Latin population. With this acquisition, Information Architects will immediately become a major international player in Global Communications through the distribution of information via the web and IPTV.

“Concluding this acquisition is an important milestone in confirming Information Architects credentials as a leader in Next Generation Online Solutions. We are confident that the addition of Tiosam will not only benefit our community of customers, but will attract new customers who will in turn benefit from Information Architects portfolio of products and services,” said Todd K. Morgan, CEO of Information Architects.

“Information Architects has solidified its position as an online solutions provider. We are moving forward on our initiative to gain market share by extending our reach to a larger demographic. Tiosam’s portal is the most popular online community in Brazil which gives us an immediate advantage and customer base. We will quickly move to expand our operations through this marketplace,” stated Jon Grinter, President of Information Architects.

About Tiosam.com

TioSam (www.tiosam.com) contains 121,000 pages of information within the web site with numerous Internet chat and web communities. Content offered by TioSam varies from travel reports to world news and sport articles. TioSam is the largest web portal in Brazil and records an average of 1.2 million unique hits per week. Currently TioSam supports multiple languages and plans to expand service to 35 other languages and countries over the next 2 years.

About Information Architects 1 IA (www.ia.com) and its affiliates have been developing, delivering and supporting products that fulfill specific needs in a wide variety of industries. These solutions have been delivered over the web and are intended to reach a wider audience that would not normally have access to these services. Through its portfolio of companies IA is able to expand its reach to a larger and more diverse audience. Information Architects has recently expanded its operations to a variety of industries by offering a more comprehensive list of products and services gained through recent acquisitions.

Release Disclaimer

The statements contained in this press release contain certain forward-looking statements, including statements regarding Information Architect’s expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Information Architect’s management as of the date hereof and actual results may vary based upon future events, both within and without the control of Information Architect’s management.

For more information, please contact:

Jon Grinter

954-561-7321

Or

Media Relations

Collette Clarke